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                                                                    EXHIBIT 12.1

              THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                         9 MONTHS                   YEAR ENDED DECEMBER 31,
                                          ENDED      ------------------------------------------------------
                                         9/30/98      1997       1996        1995        1994        1993
         (DOLLARS IN MILLIONS)           --------    ------    --------    --------    --------    --------
EARNINGS
INCOME FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES, EXTRAORDINARY
  ITEMS AND CUMULATIVE EFFECT OF
  ACCOUNTING CHANGES...................  $  832.8    $743.3    $  811.5    $  869.8    $  855.9    $  797.4
Add:
Amortization of previously capitalized
  interest.............................       8.1      11.0        11.6        11.7        10.2        10.1
Minority interest in net income of
  consolidated subsidiaries with fixed
  charges..............................      27.2      45.1        45.9        30.1        16.9        19.0
Proportionate share of fixed charges of
  investees accounted for by the equity
  method...............................       4.0       6.5         5.1         5.3         2.5         2.3
Proportionate share of net loss of
  investees accounted for by the equity
  method...............................       0.5       0.1         2.7         0.5         0.2         0.3
                                         --------   -------    --------    --------    --------    --------
         Total additions...............      39.8      62.7        65.3        47.6        29.8        31.7
Deduct:
Capitalized interest...................       3.4       6.2         5.4         5.1         5.7         5.0
Minority interest in net loss of
  consolidated subsidiaries............       2.2       3.6         4.4         3.3         0.3         0.3
Undistributed proportionate share of
  net income of investees accounted for
  by the equity method.................        --        --          --         0.2         7.2         4.0
                                         --------    ------    --------    --------    --------    --------
         Total deductions..............       5.6       9.8         9.8         8.6        13.2         9.3
TOTAL EARNINGS.........................  $  867.0    $796.2    $  867.0    $  908.8    $  872.5    $  819.8
                                         ========    ======    ========    ========    ========    ========
FIXED CHARGES
Interest expense.......................  $  105.7    $119.5    $  128.6    $  135.0    $  129.4    $  162.4
Capitalized interest...................       3.4       6.2         5.4         5.1         5.7         5.0
Amortization of debt discount, premium
  or expense...........................       5.3       0.1         0.3         0.4         0.7         0.4
Interest portion of rental expense.....      47.4      63.3        69.5        77.0        83.0        83.7
Proportionate share of fixed charges of
  investees accounted for by the equity
  method...............................       4.0       6.5         5.1         5.3         2.5         2.3
                                         --------    ------    --------    --------    --------    --------

TOTAL FIXED CHARGES....................  $  165.8    $195.6    $  208.9    $  222.8    $  221.3    $  253.8
                                         ========    ======    ========    ========    ========    ========

TOTAL EARNINGS BEFORE FIXED CHARGES....  $1,032.8    $991.8    $1,075.9    $1,131.6    $1,093.8    $1,073.6
                                         ========    ======    ========    ========    ========    ========

RATIO OF EARNINGS TO FIXED CHARGES.....      6.23      5.07        5.15        5.08        4.94        4.23
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